Exhibit 99.2

Consent of Ladenburg Thalmann & Co. Inc.

March 24, 2020

Board of Directors

Tocagen Inc.

4445 Eastgate Mall, Suite 200

San Diego, California 92121

Re: Registration Statement on Form S-4 of Tocagen Inc.

Members of the Board:

We hereby consent to: (i) the inclusion of our opinion letter, dated February 19, 2020, to the Board of Directors of Tocagen Inc. (“Tocagen”) as Annex B to the proxy statement/prospectus/information statement that forms part of the Registration Statement on Form S-4 of Tocagen (the “Registration Statement”) filed on March 24, 2020; and (ii) the references made to our firm and such opinion in such Registration Statement under the captions “Prospectus Summary—Opinion of the Tocagen Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Tocagen Reasons for the Merger,” “The Merger—Tocagen’s Unaudited Financial Projections Regarding Forte,” “The Merger—Opinion of the Tocagen Financial Advisor” and “Description of Tocagen’s Business—Overview.” Notwithstanding the foregoing, in giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ladenburg Thalmann & Co. Inc.
LADENBURG THALMANN & CO. INC.